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                                                                    Exhibit 11.1


                             BiznessOnline.com, Inc.
                        Calculation of Earnings Per Share


A reconciliation of shares used in the calculation of basic and loss per share follows:


                                               1998
                                               ----
Net loss                                    $(125,434)

Reconciliation of weighted average shares:
         Shares outstanding                 3,147,186
                                            ---------
         Shares used in computing basic
         and diluted loss per share         3,147,186
                                            ---------
                                            ---------

Net loss per common share - basic           $    (.04)
Net loss per common share - diluted         $    (.04)



Options have been excluded, as their exercise price is equal to or greater than the estimated fair value of the common shares.